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                                                                     EXHIBIT 5.1



                     [On the letterhead of Allen & Gledhill]



Chartered Semiconductor Manufacturing Ltd,
60, Woodlands Industrial Park D,
Street 2,
Singapore 738406.                                               16th March, 2001



Dear Sirs,

1. We have acted as Singapore legal advisers to Chartered Semiconductor Manufacturing Ltd (the "Company"), a company organised under the laws of Singapore, in connection with a registration statement on Form F-3 (Registration no. 333-56878) (the "Form F-3") filed by the Company with the Securities and Exchange Commission ("SEC") in the United States on 12th March, 2001, as amended by Amendment No. 1 (the "Amendment") thereto to be filed on March 16, 2001 (the "Registration Statement"), for the registration under the United States Securities Act of 1933, as amended, of (a)(i) one or more series of senior, senior subordinated or subordinated debt securities, (ii) ordinary shares, par value of S$0.26 per share, including ordinary shares represented by American Depositary Shares (the "Ordinary Shares"), (iii) preference shares, no stated par value (the "Preference Shares" and collectively with the Ordinary Shares, the "Shares") and (iv) warrants which may be exercisable for Debt Securities, Ordinary Shares, Preference Shares or other securities, to be issued by the Company and (b) an indeterminate number of Ordinary Shares up to a total dollar amount of US$1,000,000,000 as may be offered from time to time by Singapore Technologies Pte Ltd and Singapore Technologies Semiconductors Pte Ltd (together the "Selling Shareholders").


2.   We have examined the following documents:-

     (a)  a copy of the Form F-3 and a draft of the Amendment;

     (b) copies of the Memorandum of Association and Articles of Association of the Company, the Certificate of Incorporation of the Company and the Certificate of Incorporation on Conversion to a public company of the Company;

     (c) the minutes of the annual general meeting of the Company held on 25th May, 2000 the "Shareholders' Resolutions"); and

     (d) such records of the corporate proceedings of the Company as we have deemed relevant and such other certificates, records and documents as we deemed necessary for the purposes of this opinion.

3.   We have assumed:-

     (a) the genuineness of all signatures, seals and chops (if any) on all documents and the completeness, and the conformity to original documents, of all copies submitted to us;

     (b) that the copies of the Memorandum and Articles of Association and the Certificate of Incorporation of the Company and the Certificate of Incorporation on Conversion to a public company of the Company submitted to us for examination are true, complete and up-to-date copies;

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     (c)  the conformity to the original documents of all documents produced to us as copies and the authenticity of the original documents which, or copies of which, have been submitted to us;

     (d) that copies of the Shareholders' Resolutions submitted to us for examination are true, complete and up to date copies;

     (e) that the Shareholders' Resolutions have not been rescinded or modified and they remain in full force and effect and that no other resolution or other action has been taken which may affect the validity of the Shareholders' Resolutions;

     (f)  that, at the time of the issue of the Preference Shares:-

          (i) the Articles of Association of the Company will have been amended to set out the rights of the holders of the Preference Shares with respect to repayment of capital, participation in surplus assets and profits, cumulative or non-cumulative dividends, voting and priority of payment of capital and dividend in relation to other shares or other classes of preference shares; and

          (ii) the total nominal value of issued Preference Shares shall not at any time exceed the total nominal value of the issued Ordinary Shares; and

     (g)  that, at the time of the issue of the Shares:-

          (i) the total issued share capital of the Company consequent upon the issue by the Company of the Shares will not exceed the authorised capital of the Company as at that time; and

          (ii) there shall be subsisting a valid authority given pursuant to
               Section 161 of the Companies Act, Chapter 50 of Singapore for the issuance of the Shares.

4. Based upon and subject to the foregoing, and subject to any matters not disclosed to us, we are of the opinion that:-

     (a) the Shares will be duly authorised and, and upon receipt of the approval of the Board of Directors of the Company or a committee thereof for the allotment and issue of the Shares and, upon the issue of share certificates representing the Shares in accordance with the Articles of Association of the Company against payment for the Shares, the Shares will be validly issued, fully paid and non-assessable; and


     (b) the 839,069,380 Ordinary Shares directly held by the Selling Shareholders as at 28th February, 2001 have been duly authorised and are validly issued, fully paid and non-assessable.

For the purposes of this opinion we have assumed that the term "non-assessable" in relation to the Shares to be issued means under Singapore law that holders of such Shares, having fully paid up all amounts due on such Shares as to nominal amount and premium thereon, are under no further personal liability to contribute to the assets or liabilities of the Company in their capacities purely as holders of such Shares.

5. We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the use of our name under the captions "Risk Factors - It may be difficult for you to


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enforce any judgment obtained in the United States against us or our affiliates"
and "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended or the rules and regulations of the SEC thereunder.



                                            Yours faithfully,



                                            /s/ Allen & Gledhill


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